EXHIBIT 99.1

The Chemours Company Reports First Quarter 2019 Results

Continuing to Aggressively Return Capital to Shareholders

WILMINGTON, Del., May 2, 2019 /PRNewswire/ --

First Quarter 2019 Highlights

•	Net Sales of $1.4 billion
•	Net Income of $94 million, with EPS of $0.55
•	Adjusted Net Income of $109 million, with Adjusted EPS of $0.63
•	Adjusted EBITDA of $262 million
•	Returned $261 million to shareholders through share repurchases

The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in Fluoroproducts, Chemical Solutions and Titanium Technologies, today announced its financial results for the first quarter 2019.

"Our results in Q1 were consistent with our expectations for a slower start to 2019," said Chemours President and CEO Mark Vergnano. "Our performance reflects the combination of lower volumes in our Titanium Technologies segment, the impact of illegal imports on our refrigerants business in Europe, and increased costs related to operating issues, including the startup of our Corpus Christi Opteon™ facility. These headwinds have offset the continued adoption of Opteon™ refrigerants globally, as well as application development wins in Fluoropolymers. Our teams are working hard to improve performance and we remain focused on maximizing the value of our three best-in-class chemicals platforms. We remain firm in our commitment to return the majority of our free cash flow to shareholders, as evidenced by the $261 million of share repurchases in the first quarter."

First quarter 2019 net sales were $1.4 billion in comparison to $1.7 billion in the record, prior-year quarter. Results were driven primarily by lower volume in Titanium Technologies, resulting in a 20 percent decrease in net sales, partially offset by a 1 percent increase in global average prices across all segments. Currency was a small headwind in the quarter. First quarter net income was $94 million, or $0.55 per diluted share, inclusive of a $27 million charge related to our Fayetteville facility. Adjusted EBITDA for the first quarter 2019 was $262 million in comparison to $468 million in the previous year's record first quarter, a result of lower volumes and increased costs year-over-year.

Fluoroproducts
Fluoroproducts segment net sales in the first quarter were $687 million in comparison to $732 million in the prior-year quarter. Illegal imports of stationary refrigerants into the European Union, softer base refrigerant demand in North America, and supply constraints in Fluoropolymers more than offset higher demand for Opteon™ mobile refrigerants, resulting in a volume decline versus last year's first quarter. Price was stable on a year-over-year basis. Segment Adjusted EBITDA of $159 million decreased 23 percent versus the prior-year quarter, due to lower net sales and higher than anticipated costs related to operating issues, including the startup of the Corpus Christi Opteon™ facility.

Chemical Solutions
In the first quarter 2019, Chemical Solutions segment net sales were $134 million, a 7 percent decrease versus the prior-year quarter. Volumes were lower year-over-year driven by reduced sales in Performance Chemicals and Intermediates. Higher average price was realized as a result of previously communicated price announcements. First quarter 2019 segment Adjusted EBITDA was $15 million in comparison to $11 million in the prior-year quarter, reflecting strong demand in Mining Solutions.

Titanium Technologies
Titanium Technologies segment net sales in the first quarter were $555 million versus $854 million in the prior-year quarter. This decrease was a result of lower volumes of Ti-Pure™ titanium dioxide driven by a combination of weak demand and expected market share loss as we continue the implementation of our Ti-Pure™ Value Stabilization strategy. Global average selling prices were stable in comparison to last year's first quarter and sequentially against the fourth quarter of 2018.  Segment Adjusted EBITDA was $126 million, in comparison to $294 million in last year's record first quarter. Results were driven mainly by lower volume and higher unit costs for Ti-Pure™ titanium dioxide.

EXHIBIT 99.1

Corporate and Other
Corporate and Other in the first quarter 2019 represented a $38 million offset to Adjusted EBITDA, versus a $43 million offset in the prior-year quarter. This decrease was primarily attributable to lower performance-related compensation expenses, and lower costs associated with certain legacy environmental matters.

The company realized an Adjusted Effective Tax Rate of approximately 19 percent for the quarter.  The company expects its Adjusted Effective Tax Rate for the full-year 2019 to be within a range of 18 to 20 percent, reflecting the company's anticipated geographic mix of earnings.

Liquidity
As of March 31, 2019, gross consolidated debt was $4.0 billion. Debt, net of $697 million cash, was $3.3 billion, resulting in a net leverage ratio of approximately 2.1 times on a trailing twelve-month basis.

Cash (used for) provided by operating activities for the first quarter of 2019 was ($44) million, versus $196 million in the prior-year quarter. Capital expenditures for the first quarter 2019 were $133 million, versus $102 million in last year's first quarter. Free Cash Flow for the first quarter 2019 was ($177) million versus the prior-year quarter of $94 million.

Outlook
Vergnano said: "Despite a soft first quarter, the underlying fundamentals across our business remain solid. We anticipate titanium dioxide markets will stabilize as we move into the second half of 2019, and believe that we are well positioned in all our markets headed into the spring. The management team at Chemours is fully committed to executing our strategies, including Ti-Pure™ Value Stabilization, accelerated adoption of Opteon™ refrigerants, and application development in Fluoropolymers. We believe that consistent execution, together with prudent capital allocation, is the key to unlocking shareholder value over time."

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Friday, May 3, 2019 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours investor website.

About The Chemours Company
The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in fluoroproducts, chemical solutions, and titanium technologies, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in refrigeration and air conditioning, mining and general industrial manufacturing, plastics and coatings. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™. Chemours has approximately 7,000 employees and 28 manufacturing sites serving approximately 3,700 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC. For more information please visit chemours.com, or follow us on Twitter @Chemours, or LinkedIn.

EXHIBIT 99.1

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance, business plans, prospects, targets, goals and commitments, capital investments and projects, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, and our outlook for net sales, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, Adjusted Effective Tax Rate, and Return on Invested Capital, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2018. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

INVESTORS
Jonathan Lock
VP, Corporate Development and Investor Relations
+1.302.773.2263
investor@chemours.com

NEWS MEDIA
David Rosen
Executive and Financial Communications Manager
+1.302.773.2711
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Net sales	$1,376	$1,730
Cost of goods sold	1,080	1,193
Gross profit	296	537
Selling, general, and administrative expense	156	143
Research and development expense	22	20
Restructuring, asset-related, and other charges	8	10
Total other operating expenses	186	173
Equity in earnings of affiliates	8	12
Interest expense, net	(51)	(52)
Other income, net	40	57
Income before income taxes	107	381
Provision for income taxes	13	84
Net income	94	297
Net income attributable to Chemours	$94	$297
Per share data
Basic earnings per share of common stock	$0.56	$1.63
Diluted earnings per share of common stock	0.55	1.58

EXHIBIT 99.1

The Chemours Company

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited)
	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$697	$1,201
Accounts and notes receivable, net	847	861
Inventories	1,218	1,147
Prepaid expenses and other	85	84
Total current assets	2,847	3,293
Property, plant, and equipment	9,089	8,992
Less: Accumulated depreciation	(5,710)	(5,701)
Property, plant, and equipment, net	3,379	3,291
Operating lease right-of-use assets	323	—
Goodwill and other intangible assets, net	180	181
Investments in affiliates	166	160
Other assets	430	437
Total assets	$7,325	$7,362
Liabilities
Current liabilities:
Accounts payable	$1,042	$1,137
Current maturities of long-term debt	13	13
Other accrued liabilities	517	559
Total current liabilities	1,572	1,709
Long-term debt, net	3,965	3,959
Operating lease liabilities	265	—
Deferred income taxes	212	217
Other liabilities	495	457
Total liabilities	6,509	6,342
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 188,693,084 shares issued and 164,990,989 shares outstanding at March 31, 2019; 187,204,567 shares issued and 170,780,474 shares outstanding at December 31, 2018)	2	2
Treasury stock, at cost (23,702,095 shares at March 31, 2019; 16,424,093 shares at December 31, 2018)	(1,011)	(750)
Additional paid-in capital	845	860
Retained earnings	1,517	1,466
Accumulated other comprehensive loss	(543)	(564)
Total Chemours stockholders’ equity	810	1,014
Non-controlling interests	6	6
Total equity	816	1,020
Total liabilities and equity	$7,325	$7,362

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net income	$94	$297
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	76	70
Gain on sales of assets and businesses	—	(42)
Equity in earnings of affiliates, net	(7)	17
Amortization of debt issuance costs and issue discounts	3	3
Deferred tax (benefit) provision	(7)	35
Stock-based compensation expense	8	9
Net periodic pension cost (income)	1	(3)
Defined benefit plan contributions	(6)	(4)
Other operating charges and credits, net	4	(1)
Decrease (increase) in operating assets:
Accounts and notes receivable, net	16	(150)
Inventories and other operating assets	(49)	(18)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(177)	(17)
Cash (used for) provided by operating activities	(44)	196
Cash flows from investing activities
Purchases of property, plant, and equipment	(133)	(102)
Proceeds from sales of assets and businesses, net	—	39
Foreign exchange contract settlements, net	(1)	5
Cash used for investing activities	(134)	(58)
Cash flows from financing activities
Debt repayments	(3)	(4)
Purchases of treasury stock, at cost	(255)	(240)
Proceeds from exercised stock options, net	6	5
Payments related to tax withholdings on vested stock awards	(30)	(1)
Payments of dividends	(42)	(31)
Cash used for financing activities	(324)	(271)
Effect of exchange rate changes on cash and cash equivalents	(2)	11
Decrease in cash and cash equivalents	(504)	(122)
Cash and cash equivalents at January 1,	1,201	1,556
Cash and cash equivalents at March 31,	$697	$1,434

Supplemental cash flows information
Non-cash investing and financing activities:
Changes in property, plant, and equipment included in accounts payable	$(11)	$(1)
Obligations incurred under build-to-suit lease arrangement	17	11
Purchases of treasury stock not settled by quarter-end	6	15
Tax payments accrued for withholdings on vested restricted stock units	—	4

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
	Three Months Ended			Ended	Sequential
	March 31,		Increase /	December 31,	Increase /
	2019	2018	(Decrease)	2018	(Decrease)
Fluoroproducts	$687	$732	$(45)	$649	$38
Chemical Solutions	134	144	(10)	149	(15)
Titanium Technologies	555	854	(299)	666	(111)
Total Net Sales	$1,376	$1,730	$(354)	$1,464	$(88)

Segment Adjusted EBITDA				Three Months
	Three Months Ended			Ended	Sequential
	March 31,		Increase /	December 31,	Increase /
	2019	2018	(Decrease)	2018	(Decrease)
Fluoroproducts	$159	$206	$(47)	$164	$(5)
Chemical Solutions	15	11	4	14	1
Titanium Technologies	126	294	(168)	199	(73)
Corporate and Other	(38)	(43)	5	(36)	(2)
Total Adjusted EBITDA	$262	$468	$(206)	$341	$(79)

Adjusted EBITDA Margin	19%	27%		23%

Quarterly Change in Net Sales from March 31, 2018
		Percentage	Percentage Change Due To
	March 31, 2019 Net Sales	Change vs. March 31, 2018	Local Price	Volume	Currency Effect
Total Company	$1,376	(20)%	1%	(20)%	(1)%

Fluoroproducts	$687	(6)%	—%	(4)%	(2)%
Chemical Solutions	134	(7)%	3%	(9)%	(1)%
Titanium Technologies	555	(35)%	1%	(35)%	(1)%

Quarterly Change in Net Sales from December 31, 2018
		Percentage	Percentage Change Due To
	March 31, 2019 Net Sales	Change vs. December 31, 2018	Local Price	Volume	Currency Effect
Total Company	$1,376	(6)%	(1)%	(5)%	—%

Fluoroproducts	$687	6%	(2)%	8%	—%
Chemical Solutions	134	(11)%	—%	(11)%	—%
Titanium Technologies	555	(17)%	—%	(17)%	—%

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Adjusted EBITDA and Adjusted Net Income to GAAP Net Income Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represent the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; asset impairments; (gains) losses on sale of business or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Net income attributable to Chemours	$94	$297	$142
Non-operating pension and other post-retirement employee benefit income	(3)	(7)	(9)
Exchange gains, net	(6)	—	(5)
Restructuring, asset-related, and other charges	8	10	18
Gain on sales of assets and businesses (1)	—	(42)	—
Legal charges (2)	29	4	36
Other charges	—	—	1
Adjustments made to income taxes (3)	(5)	(5)	13
(Benefit from) provision for income taxes relating to reconciling items (4)	(8)	9	(11)
Adjusted Net Income	109	266	185
Interest expense, net	51	52	47
Depreciation and amortization	76	70	71
All remaining provision for income taxes	26	80	38
Adjusted EBITDA	$262	$468	$341
(1)	For the three months ended March 31, 2018, the Company recognized a gain of $42 on the sale of its Linden, New Jersey site.
(2)

Includes litigation settlements, PFOA drinking water treatment accruals, and other legal charges. For the three months ended March 31, 2019, legal charges included $27 in additional charges for the approved final Consent Order associated with certain matters at its Fayetteville, North Carolina facility.

(3)

Includes the removal of certain discrete income tax impacts within the Company’s provision for income taxes. For the three months ended March 31, 2019 and 2018, these amounts were primarily attributable to income tax benefits for windfalls on share-based payments.

(4)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and represents both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Adjusted Earnings per Share to GAAP Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Numerator:
Net income attributable to Chemours	$94	$297	$142
Adjusted Net Income	109	266	185
Denominator:
Weighted-average number of common shares outstanding - basic	167,866,468	182,069,982	171,641,788
Dilutive effect of the Company's employee compensation plans	4,194,432	6,263,215	4,740,652
Weighted-average number of common shares outstanding - diluted	172,060,900	188,333,197	176,382,440

Earnings per share - basic	$0.56	$1.63	$0.83
Earnings per share - diluted	0.55	1.58	0.81
Adjusted earnings per share - basic	0.65	1.46	1.08
Adjusted earnings per share - diluted	0.63	1.41	1.05

2019 Estimated Adjusted EBITDA and Estimated Adjusted EPS to Estimated GAAP Net Income Reconciliation (*)

	Year Ended December 31, 2019
	Low	High
Net income attributable to Chemours	$655	$830
Restructuring, asset-related, and other charges	35	45
Adjusted Net Income	690	875
Interest expense, net	205	220
Depreciation and amortization	305	305
Provision for income taxes	150	200
Adjusted EBITDA	$1,350	$1,600

Weighted-average number of common shares outstanding - basic (1)	167.4	167.4
Dilutive effect of the Company's employee compensation plans (1,2)	4.2	4.2
Weighted-average number of common shares outstanding - diluted (1,2)	171.6	171.6

Basic earnings per share of common stock	$3.91	$4.96
Diluted earnings per share of common stock (2)	3.82	4.84
Adjusted basic earnings per share of common stock	4.12	5.23
Adjusted diluted earnings per share of common stock (2)	4.02	5.10
(1)

The Company’s estimates for the weighted-average number of common shares outstanding - basic and diluted reflect actual results through March 31, 2019 which are carried forward for the projection period and updated for the estimated impacts of the Company’s 2019 share repurchases, including those repurchased through April 2019.

(2)

Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Free Cash Flows to GAAP Cash Flow Provided by Operating Activities Reconciliation

Free Cash Flows is defined as cash flow provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Cash flow (used for) provided by operating activities	$(44)	$196	$259
Less: Purchases of property, plant, and equipment	(133)	(102)	(154)
Free Cash Flows	$(177)	$94	$105

2019 Estimated Free Cash Flow to GAAP Cash Flow Provided by Operating Activities Reconciliation (*)

(Estimated)
Year Ended December 31,
2019
Cash flow provided by operating activities	$ > 1,050
Less: Purchases of property, plant, and equipment	~ (500)
Free Cash Flows	$ > 550
(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Period Ended March 31,
	2019	2018
Adjusted EBITDA (1)	$1,535	$1,605
Less: Depreciation and amortization (1)	(289)	(272)
Adjusted EBIT	1,246	1,333

Total debt	3,978	4,155
Total equity	816	1,002
Less: Cash and cash equivalents	(697)	(1,434)
Invested capital, net	$4,097	$3,723

Average invested capital (2)	$3,853	$3,327

Return on Invested Capital	32.3%	40.1%
(1)

Based on amounts for the trailing 12 months ended March 31, 2019 and 2018. Reconciliations of Adjusted EBITDA to net income (loss) attributable to Chemours are provided on a quarterly basis. See the preceding table for the reconciliation of Adjusted EBITDA to net income attributable to Chemours for the three months ended March 31, 2019 and 2018.

(2)	Average invested capital is based on a five-point trailing average of invested capital, net.